Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-238143) on Form S-8 and (No. 333-237626) on Form S-3 of Super League Gaming, Inc. of our report dated March 19, 2021, relating to the financial statements of Super League Gaming, Inc., appearing in this Annual Report on Form 10-K of Super League Gaming, Inc. for the year ended December 31, 2020.

/s/ Baker Tilly US, LLP

Irvine, California
March 19, 2021